EXHIBIT 1.2

(Formerly Alderon Resource Corp.)

(An Exploration-Stage Company)

Consolidated Financial Statements
As of and for the years ended December 31, 2011 and 2010
(in Canadian dollars)

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INDEPENDENT AUDITORS' REPORT

To the Shareholders of
Alderon Iron Ore Corp.
(formerly Alderon Resource Corp.)

We have audited the accompanying consolidated financial statements of Alderon Iron Ore Corp. (formerly Alderon Resource Corp.), which comprise the consolidated statements of financial position as at December 31, 2011 and 2010, and January 1, 2010 and the consolidated statements of changes in shareholders’ equity, comprehensive loss and cash flows for the years ended December 31, 2011 and 2010, and a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits.  We conducted our audits in accordance with Canadian generally accepted auditing standards and with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements.  The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error.  In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of Alderon Iron Ore Corp. (formerly Alderon Resource Corp.) as at December 31, 2011 and 2010, and January 1, 2010 and its financial performance and its cash flows for the years ended December 31, 2011 and 2010 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

“DAVIDSON & COMPANY LLP”

Vancouver, Canada	Chartered Accountants

March 27, 2012

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	December 31,	December 31,	January 1,
	2011	2010	2010
	$	$	$
ASSETS
Current assets
Cash and cash equivalents	7,759,933	24,376,060	1,504,920
Receivables (note 5)	2,776,834	515,405	11,173
Prepaid expenses and other current assets	2,050,481	656,726	-
	12,587,248	25,548,191	1,516,093
Mineral properties (note 4)	88,668,710	88,668,710	-
Property, plant and equipment (note 6)	373,409	304,290	-
	101,629,367	114,521,191	1,516,093
LIABILITIES
Current liabilities
Payables and accrued liabilities (note 7)	7,376,731	896,088	181,861
Due to related parties (note 8)	156,863	131,097	44,824
Flow-through share premium obligation (note 9)	216,460	-	-
	7,750,054	1,027,185	226,685

SHAREHOLDERS’ EQUITY
Share capital and warrants (notes 9 and 10)	149,573,447	142,973,784	20,164,894
Subscriptions received in advance	-	-	1,500,000
Other capital	13,096,693	2,867,971	256,477
Deficit	(68,790,827)	(32,347,749)	(20,631,963)
	93,879,313	113,494,006	1,289,408
	101,629,367	114,521,191	1,516,093

Basis of preparation and nature of operations (note 1) Commitments and contingencies (note 18) Subsequent events (note 22)

The accompanying notes are an integral part of these consolidated financial statements.

Approved by the Board of Directors

“Bruce Humphrey”	“Brad Boland”
Bruce Humphrey Director	Brad Boland Director

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Alderon Iron Ore Corp. (formerly Alderon Resource Corp.)
Consolidated Statements of Changes in Shareholders’ Equity
For the years ended December 31, 2011 and 2010
(in Canadian dollars, except share data)

	Common shares	Share capital and warrants	Subscriptions received in advance	Other capital	Deficit	Total
	(number)	$	$	$	$	$

Balance – January 1, 2010	9,279,081	20,164,894	1,500,000	256,477	(20,631,963)	1,289,408
Fractional rounding from share consolidation (note 9)	(80)	-	-	-	-	-
Issuance pursuant to acquisition of 0860132 BC Ltd. (note 4)	5,000,000	9,000,000	-	-	-	9,000,000
Issuance pursuant to acquisition of Kami Property (note 4)	32,285,006	79,421,114	-	-	-	79,421,114
Issuances pursuant to private placements, net of transaction costs (note 9)	29,125,000	29,702,400	(1,500,000)	-	-	28,202,400
Issuance pursuant to flow-through share agreement, net of transaction costs (note 9)	1,818,182	4,080,017	-	-	-	4,080,017
Issuances pursuant to the exercise of warrants (note 10)	4,042,000	492,000	-	-	-	492,000
Issuances pursuant to the exercise of stock options (note 11)	40,000	113,359	-	(53,359)	-	60,000
Share-based compensation costs	-	-	-	2,664,853	-	2,664,853
Net loss	-	-	-	-	(11,715,786)	(11,715,786)
Balance – December 31, 2010	81,589,189	142,973,784	-	2,867,971	(32,347,749)	113,494,006
Issuance pursuant to flow-through share agreement, net of transaction costs (note 9)	2,000,000	4,344,910	-	-	-	4,344,910
Issuances pursuant to the exercise of warrants (note 10)	854,625	1,512,915	-	-	-	1,512,915
Issuances pursuant to the exercise of stock options (note 11)	273,700	741,838	-	(345,918)	-	395,920
Share-based compensation costs	-	-	-	10,574,640	-	10,574,640
Net loss	-	-	-	-	(36,443,078)	(36,443,078)
Balance – December 31, 2011	84,717,514	149,573,447	-	13,096,693	(68,790,827)	93,879,313

The accompanying notes are an integral part of these consolidated financial statements.

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Alderon Iron Ore Corp. (formerly Alderon Resource Corp.)
Consolidated Statements of Comprehensive Loss
For the years ended December 31, 2011 and 2010
(in Canadian dollars, except share data)

	Years ended December 31,
	2011	2010
	$	$

Operating expenses
Exploration and evaluation expenses	21,201,210	7,419,390
General and administrative expenses	15,182,005	4,921,135
Environmental, aboriginal, government and community expenses	1,356,780	73,954
	37,739,995	12,414,479

Loss from operations	(37,739,995)	(12,414,479)

Finance income	233,377	62,329

Loss before income taxes	(37,506,618)	(12,352,150)
Income tax recovery (note 13)	1,063,540	636,364

Net loss and comprehensive loss	(36,443,078)	(11,715,786)

Net loss per share (note 14)
Basic and diluted	(0.44)	(0.32)
Weighted average number of shares outstanding (note 14)
Basic and diluted	82,615,947	36,624,142

The accompanying notes are an integral part of these consolidated financial statements.

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Alderon Iron Ore Corp. (formerly Alderon Resource Corp.)
Consolidated Statements of Cash Flows
For the years ended December 31, 2011 and 2010
(in Canadian dollars)

	Years ended December 31,
	2011	2010
	$	$
Cash flows from operating activities
Net loss	(36,443,078)	(11,715,786)
Adjustments for:
Share-based compensation costs	10,574,640	2,664,853
Depreciation	40,853	39,935
Finance income	(233,377)	(62,329)
Gain on disposal of property, plant and equipment	(1,009)	-
Income tax recovery (note 13)	(1,063,540)	(636,364)
Amortization of prepaid expenses and other non-cash items	759,441	476,810
Changes in operating assets and liabilities (note 15)	2,131,585	(978,384)
Interest income received	193,576	62,329
Net cash used in operating activities	(24,040,909)	(10,148,936)

Cash flows from investing activities
Purchases of property, plant and equipment, net of disposals	(108,963)	(344,225)
Acquisition costs for 0860132 BC Ltd. (note 4)	-	(106,480)
Net cash used in investing activities	(108,963)	(450,705)

Cash flows from financing activities
Proceeds from private placement issuances of common shares, net of cash transaction costs of $1,872,017 (note 9)	-	28,202,400
Proceeds from the issuance of flow-through shares, net of cash transaction costs of $375,090 in 2011 and $283,619 in 2010 (note 9)	5,624,910	4,716,381
Proceeds from the exercise of warrants (note 10)	1,512,915	492,000
Proceeds from the exercise of stock options (note 11)	395,920	60,000
Net cash provided by financing activities	7,533,745	33,470,781

Net change in cash and cash equivalents	(16,616,127)	22,871,140

Cash and cash equivalents at the beginning of the year	24,376,060	1,504,920

Cash and cash equivalents at the end of the year	7,759,933	24,376,060

Cash and cash equivalents components:
Cash	3,363,933	641,395
Cash equivalents	4,396,000	23,734,665
	7,759,933	24,376,060

Supplemental disclosure of cash flow information (note 15)

The accompanying notes are an integral part of these consolidated financial statements.

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Alderon Iron Ore Corp. (formerly Alderon Resource Corp.)
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2011 and 2010
(amounts in Canadian dollars, except share/option/warrant data)

1	Summary of business, reporting entity, basis of preparation and nature of operations and significant accounting policies

Summary of business

Alderon Iron Ore Corp. (formerly Alderon Resource Corp.) (“Alderon” or the “Company”) is an exploration-stage company engaged in the exploration and evaluation of mineral resource properties.   Currently, the Company is conducting iron ore exploration and evaluation activities related entirely to its properties located predominantly in Western Labrador.  Those properties are collectively referred to as the Kamistiatusset, or “Kami”, Property. All exploration, evaluation and other activities associated with the Kami Property are referred to as the Kami Project.

Reporting entity

The accompanying consolidated financial statements include the accounts of Alderon Iron Ore Corp., an entity incorporated under the laws of British Columbia, and its wholly-owned subsidiary, 0860132 BC Ltd. (“Privco”).

On October 4, 2011, the Company changed its name from Alderon Resource Corp. to Alderon Iron Ore Corp.

The Company’s common shares are listed on the Toronto Stock Exchange, under the symbol “ADV” and on the NYSE Amex, under the symbol “AXX” (see note 22).

Basis of preparation and nature of operations

Basis of preparation

The accompanying consolidated financial statements represent the first annual financial statements of the Company and its subsidiary prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”).   The accompanying consolidated financial statements were also prepared in accordance with IFRS 1, First-time Adoption of International Financial Accounting Standards (“IFRS 1”).  The first date at which IFRS was applied was January 1, 2010.

Prior to January 1, 2011, the Company’s consolidated financial statements were prepared in accordance with Canadian generally accepted accounting principles (“GAAP”). In these consolidated financial statements, the term “Canadian GAAP” refers to Canadian GAAP as applicable prior to the adoption of IFRS.

As discussed in note 20, the Company has consistently applied the same accounting policies in its IFRS consolidated statement of financial position as of January 1, 2010 and for the year ended December 31, 2010, as if these policies had always been in effect. Note 20 discusses the impact of the transition to IFRS on the Company's reported financial position, financial performance and cash flows, including the nature and effect of significant changes in accounting policies from those used in the Company’s Canadian GAAP consolidated financial statements as of and for the years ended December 31, 2010 and 2009. Comparative figures for 2010 in these consolidated financial statements have been adjusted to give effect to those changes.

The policies applied in these consolidated financial statements are based on IFRS issued and outstanding as of March 27, 2012, which is the date at which these consolidated financial statements were approved by the Company's Board of Directors.

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Alderon Iron Ore Corp. (formerly Alderon Resource Corp.)
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2011 and 2010
(amounts in Canadian dollars, except share/option/warrant data)

Nature of operations

The accompanying consolidated financial statements were prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities in the normal course of business as they become due (see also note 17).

The application of the going concern concept is dependent upon the Company’s ability to satisfy its liabilities as they become due and to obtain the necessary financing to complete the exploration and development of its mineral property interests, the attainment of profitable mining operations or the receipt of proceeds from the disposition of its mineral property interests. Management is actively engaged in the review and due diligence on opportunities of merit in the mining sector and is seeking to raise the necessary capital to meet its funding requirements (see note 22). There can be no assurance that management’s plan will be successful.

If the going concern assumption were not appropriate for these financial statements, adjustments to the carrying value of assets and liabilities, reported expenses and consolidated statement of financial position classifications would be necessary. Such adjustments could be material.

The preparation of financial statements in accordance with IFRS requires the use of certain critical accounting estimates and the exercise of management’s judgment in applying the Company’s accounting policies. Areas involving a high degree of judgment or complexity and areas where assumptions and estimates are significant to the Company’s consolidated financial statements are discussed in note 2.

Principles of consolidation

These consolidated financial statements include any entity in which the Company, directly or indirectly, holds more than 50% of the voting rights or over which it exercises control. An entity is included in the consolidation from the date that control is transferred to the Company, while any entities that are sold are excluded from the consolidation from the date that control ceases. All intercompany balances and transactions are eliminated on consolidation.

Foreign currency

The accompanying consolidated financial statements are presented in Canadian dollars, which is the Company’s presentation currency.

Items included in the accompanying consolidated financial statements are measured using the currency of the primary economic environment in which the entities operate (the “functional currency”), which is the Canadian dollar. Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transaction. Foreign exchange gains and losses resulting from the settlement of such transactions are recognized in the consolidated statement of comprehensive loss.

Foreign exchange gains and losses that relate to cash and cash equivalents are presented within finance income or finance costs in the consolidated statement of comprehensive loss. All other foreign exchange gains and losses are presented in the consolidated statement of comprehensive loss within operating expenses.

Cash and cash equivalents

Cash and cash equivalents consist of unrestricted cash on hand and balances with banks, as well as short-term, interest-bearing deposits, such as guaranteed investment certificates, that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value.

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Alderon Iron Ore Corp. (formerly Alderon Resource Corp.)
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2011 and 2010
(amounts in Canadian dollars, except share/option/warrant data)

Mineral properties

Mineral properties, consisting of assets that are being explored and evaluated and representing titles associated with the Kami Property, are recorded at cost.  Any option payments received by the Company from third parties or tax credits refunded to the Company are credited to the capitalized cost of the mineral property. If payments received exceed the capitalized cost of the mineral property, the excess is recognized as income in the year received.  The carrying value of mineral properties is presented net of impairment charges and depreciation, which in turn is recognized over the estimated useful life of the properties following the commencement of production.  Mineral properties are derecognized in the event that mineral properties are sold or projects are abandoned.

Management has taken actions to verify the ownership rights for mineral properties in which the Company owns an interest in accordance with industry standards for the current exploration phase of these properties.  However, these procedures do not guarantee that one or more titles to the Kami Property will not be challenged. Title to the Kami Property may be subject to prior unregistered agreements, transfers or claims or may be affected by, among other factors, undetected defects.

Property, plant and equipment and depreciation

Items of property, plant and equipment are recorded at cost, net of impairment charges and accumulated depreciation.  Cost includes expenditures that are directly attributable to the acquisition of the assets and that have been incurred up until the time that the assets are in the condition necessary to be used or operated in the manner intended by management. Where an item of plant and equipment comprises major components with different useful lives, the components are accounted for as separate items of plant and equipment. Residual values, the method of depreciation and useful lives of the assets are reviewed annually and adjusted if appropriate.

Depreciation is calculated using the straight-line method, over the estimated useful life of each component, as follows:

Category	Useful life (years)
Building	25
Furniture and fixtures	5
Exploration equipment	5
Computer and office equipment	3
Computer software	3
Leasehold improvements	Over the lease term

Depreciation expense is allocated to the appropriate functional expense categories to which the underlying items of property, plant and equipment relate.

Items of property, plant and equipment are derecognized upon disposal or when no future economic benefits are expected to arise from the continued use of the related asset. Any gain or loss arising on disposal of the asset, determined as the difference between the net disposal proceeds and the carrying amount of the asset, is recognized in profit or loss in the consolidated statement of comprehensive loss. Expenditures incurred to replace a component of an item of property, plant and equipment that is accounted for separately, including major inspection and overhaul expenditures are capitalized.

Impairment of assets

Mineral properties and property, plant and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be recoverable. Management is required to assess at each reporting date whether there is any indication that an asset may be impaired. Where such an indication

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Alderon Iron Ore Corp. (formerly Alderon Resource Corp.)
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2011 and 2010
(amounts in Canadian dollars, except share/option/warrant data)

exists, the asset’s recoverable amount is compared to its carrying value, and an impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use. For the purpose of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows, or cash-generating units (“CGU”). In determining value in use of a given asset or CGU, estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

In the event that mineral properties or property, plant and equipment suffer impairment losses, those losses are reviewed for possible reversal if there has been a change, since the date of the most recent impairment test, in the estimates used to determine the impaired asset’s recoverable amount. However, an asset’s carrying amount, increased due to the reversal of a prior impairment loss, must not exceed the carrying amount that would have been determined, net of depreciation, had the original impairment not occurred.

Employee benefits

Salaries and other short-term benefit obligations are measured on an undiscounted basis and are recognized in the consolidated statement of comprehensive loss over the related service period or when the Company has a present legal or constructive obligation to make payments as a result of past events and when the amount payable can be estimated reliably.

Financial instruments

The Company classifies its financial instruments in the following categories:  “Loans and receivables” and “Other financial liabilities”.

Financial assets and liabilities are offset, and the net amount is reported in the consolidated statement of financial position, when there is a legally enforceable right to offset the recognized amounts and there is an intention to settle on a net basis or realize the asset and settle the liability simultaneously.

(a)	Classification

Loans and receivables

Loans and receivables are financial assets with fixed or determinable payments that are not quoted in an active market. Loans and receivables are included in current assets, except for instruments with maturities greater than 12 months after the end of a given reporting period or where restrictions apply that limit the Company from using the instrument for current purposes, which are classified as non-current assets.

The Company’s loans and receivables are comprised of cash and cash equivalents and receivables.

Other financial liabilities

Other financial liabilities include payables, amounts due to related parties and accrued liabilities.

(11)

Alderon Iron Ore Corp. (formerly Alderon Resource Corp.)
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2011 and 2010
(amounts in Canadian dollars, except share/option/warrant data)

(b)      Recognition and measurement

Loans and receivables

Loans and receivables are recognized on the settlement date at fair value plus any directly attributable transaction costs.  Subsequent to initial recognition, loans and receivables are measured at amortized cost using the effective interest rate method, less any impairment losses.

Other financial liabilities

Financial instruments classified as “Other financial liabilities” are recognized at fair value plus any directly attributable transaction costs.  Subsequent to initial recognition, other financial liabilities are measured at amortized cost using the effective interest rate method.

(c)      Impairment

Financial assets measured at amortized cost are reviewed for impairment at each reporting date. Where there is objective evidence that impairment exists for a financial asset measured at amortized cost, an impairment charge equivalent to the difference between the asset’s carrying amount and the present value of estimated future cash flows is recorded in the consolidated statement of comprehensive loss. The expected cash flows exclude future credit losses that have not been incurred and are discounted at the financial asset’s original effective interest rate.

Impairment charges, where applicable, are reversed if, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized. However, the reversal cannot result in a carrying amount of the financial asset that exceeds what the amortized cost would have been had the impairment not been recognized at the date the impairment is reversed.

Provisions

Provisions represent liabilities to the Company for which the amount or timing is uncertain. Provisions are recognized when the Company has a present legal or constructive obligation as a result of past events, when it is probable that an outflow of resources will be required to settle the obligation and where the amount can be reliably estimated. Provisions may represent obligations associated with the retirement of reclamation of mineral property or other assets. Provisions are not recognized for future operating losses.

Provisions are made for any contracts which are deemed onerous. A contract is onerous if the unavoidable costs of meeting the obligations under the contract exceed the economic benefits expected to be received under it. Provisions for onerous contracts are measured at the present value of the lower of the expected cost of terminating the contract and the expected net cost of continuing with the contract. Present value is determined based on expected future cash flows that are discounted at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The unwinding of the discount is recognized in finance costs.

Share capital and warrants

Common shares are classified as equity.  Share purchase warrants are also classified as equity when the warrants are derivative instruments that will be settled only by the Company’s exchanging a fixed number of its own shares for a fixed amount of cash; otherwise, warrants would be classified as liabilities. Incremental costs that are directly attributable to the issuance of common shares and warrants are recognized as a deduction from equity, net of any tax effects.

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Alderon Iron Ore Corp. (formerly Alderon Resource Corp.)
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2011 and 2010
(amounts in Canadian dollars, except share/option/warrant data)

The Company has issued share purchase warrants to investors who have participated in certain private placements as well as to placement agents, underwriters, finders or brokers who have facilitated certain financing transactions with investors. Where private placements result in the issuance to purchasers of units (where each unit is comprised of a common share of the Company and a share purchase warrant, exercisable in order to purchase a common share or fraction thereof), proceeds received in connection with those private placements are allocated between share capital and warrants based on the residual method. Proceeds are allocated to share capital based on the fair value of the common shares, and any residual value, if any, is allocated to the share purchase warrants.

Share purchase warrants issued to placement agents, underwriters, finders or brokers are measured at their fair value on the date of grant and are accounted for as additional transaction costs, since the issuance of the underlying warrants is directly attributable to the financing transaction to which the warrants relate.  Fair value is attributed to these warrants by applying the Black-Scholes pricing model.

Flow-through shares

The Company finances certain exploration expenditures through the issuance of flow-through shares, per a program that is available under Canadian income tax legislation.  Under a flow-through arrangement, any qualifying resource expenditure deductions for income tax purposes are renounced by the Company to investors, who in turn can claim the tax deductions that otherwise would be available to the Company.

Flow-through proceeds are allocated between the offering of the common shares and the premium associated with the effective sale of tax benefits when the common shares are offered. The allocation is performed based on the difference between the market price of the common shares at the date of issuance and the amount the investor pays for the flow-through shares. A liability (or flow-through share premium obligation) is recorded on the date of share issuance for the premium paid by the investors and recognized through profit and loss in the consolidated statement of comprehensive loss as the Company expends the flow-through proceeds.

Exploration and evaluation expenditures

Pre-exploration costs, which include costs incurred prior to the Company’s obtaining rights to explore and evaluate a defined area, are expensed as incurred. As noted above, costs to acquire mineral properties are capitalized and include costs that are directly related to the acquisition of the underlying mineral rights.

Exploration and evaluation expenditures include engineering, metallurgical and other studies and activities that are necessary in order to delineate an ore body, as well as employee costs (including share-based compensation) related to the Company’s exploration and evaluation personnel.  Specifically, exploration and evaluation expenditures include costs associated with the following activities: surveying; geological, geochemical and geophysical studies; exploratory drilling; land maintenance; sampling and analyses; and efforts associated with the assessment of technical feasibility and commercial viability.

Expenditures related to the exploration and evaluation of mineral properties are expensed as incurred, until the technical feasibility and commercial viability of the extraction of a project’s mineral reserves are demonstrated, at which time any further directly attributable pre-production expenditures that give rise to future economic benefits are capitalized. As of the most recent date of the accompanying consolidated financial statements, none of the Company’s mineral properties have demonstrated technical feasibility and commercial viability.

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Alderon Iron Ore Corp. (formerly Alderon Resource Corp.)
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2011 and 2010
(amounts in Canadian dollars, except share/option/warrant data)

Environmental, aboriginal, government and community expenses

Environmental, aboriginal, government and community expenses represent any non-general or administrative (i.e. corporate) activities that, despite the relatively early stage of exploration and evaluation efforts associated with the Kami Project, have been deemed necessary by management in connection with engaging with relevant aboriginal, governmental and community groups as the Kami Project advances, as well as other costs related to planning and similar initiatives that are required in order to allow the Kami Project to proceed through the environmental assessment process. Typical expenditures reflected in this category include, but are not limited to, employee salaries and benefits (including share-based compensation) of the Company’s environmental and aboriginal affairs and government and community affairs staff, as well as consulting and professional service fees that are directly attributable to underlying functional areas.

Share-based payments

The Company accounts for all forms of employee share-based compensation using the fair value-based method. Fair value of stock options is determined at the date of grant using the Black-Scholes option pricing model, which includes estimates of the number of awards that are expected to vest over the vesting period. Where granted share options vest in installments over the vesting period (defined as graded vesting), the Company treats each installment as a separate share option grant. Share-based compensation expense is recognized over the vesting period, or as specified vesting conditions are satisfied, and credited to Other Capital.

Any consideration received by the Company in connection with the exercise of stock options is credited to Share Capital. Any Other Capital component of the share-based compensation is transferred to Share Capital upon the issuance of shares.

Related party transactions

A related party is defined as any person, including close members of that person’s family, or entity that has significant influence over the Company. Related parties also include members of the Company’s key management personnel—namely, those persons having authority and responsibility for planning, directing and controlling the activities of the Company, directly or indirectly, including any director (whether executive or otherwise) of the Company. Significant influence is the power to participate in the financial and operating policy decisions of an entity, but is not control over those policies. Significant influence may be gained by share ownership, statute or agreement.

A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

Finance income

Finance income comprises interest income on cash and cash equivalents.

Income taxes

Income tax on profit or loss comprises current and deferred tax. Current tax and deferred tax are recognized in profit or loss except to the extent that it relates to a business combination, or items recognized directly in equity or in other comprehensive income (loss).

Current tax is the expected tax payable or receivable on the taxable income or loss for the year, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

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Alderon Iron Ore Corp. (formerly Alderon Resource Corp.)
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2011 and 2010
(amounts in Canadian dollars, except share/option/warrant data)

Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss or differences relating to investments in subsidiaries and jointly controlled entities to the extent that it is probable that they will not reverse in the foreseeable future. In addition, deferred tax is not recognized for taxable temporary differences arising on the initial recognition of goodwill. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date. Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously.

A deferred tax asset is recognized for unused tax losses, tax credits and deductible temporary differences, to the extent that it is probable that future taxable profits will be available against which they can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

Net loss per share

Basic net loss per share is calculated using the weighted average number of common shares outstanding during the year. Diluted net loss per share is calculated based on the weighted average number of common shares outstanding during the year, plus the effects of dilutive common share equivalents, such as stock options and warrants.

2           Critical accounting estimates and judgments

The preparation of consolidated financial statements in accordance with IFRS often requires management to make estimates about and apply assumptions or subjective judgment to future events and other matters that affect the reported amounts of the Company’s assets, liabilities, expenses and related disclosures.  Assumptions, estimates and judgments are based on historical experience, expectations, current trends and other factors that management believes to be relevant at the time at which the Company’s consolidated financial statements are prepared. Management reviews, on a regular basis, the Company’s accounting policies, assumptions, estimates and judgments in order to ensure that the consolidated financial statements are presented fairly and in accordance with IFRS.

Critical accounting estimates and judgments are those that have a significant risk of causing material adjustment and are often applied to matters or outcomes that are inherently uncertain and subject to change.  As such, management cautions that future events often vary from forecasts and expectations and that estimates routinely require adjustment.

Management considers the following areas to be those where critical accounting policies affect the significant judgments and estimates used in the preparation of the Company’s consolidated financial statements.

Carrying value and recoverability of mineral properties

The carrying amount of Company’s mineral properties (see note 4) does not necessarily represent present or future values, and, as noted above, the Company’s mineral properties have been accounted for under the assumption that the carrying amount will be recoverable. Recoverability is dependent on various factors, including the discovery of economically recoverable reserves, the ability of the Company to obtain the necessary financing to complete the development and upon future profitable production or proceeds from the disposition of the mineral properties themselves.  Additionally, there are numerous geological, economic, environmental and regulatory factors and uncertainties that could impact management’s assessment as to the overall viability of the Kami Project or to the ability to generate future cash flows necessary to cover or exceed the carrying value of the Company’s mineral properties.

(15)

Alderon Iron Ore Corp. (formerly Alderon Resource Corp.)
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2011 and 2010
(amounts in Canadian dollars, except share/option/warrant data)

To the extent that any of management’s assumptions change, there could be a significant impact on the Company’s future financial position, operating results and cash flows.

Fair value of stock options and warrants

Determining the fair value of warrants (see note 10) and stock options (see note 11) requires judgments related to the choice of a pricing model, the estimation of stock price volatility, the expected forfeiture rate and the expected term of the underlying instruments. Any changes in the estimates or inputs utilized to determine fair value could result in a significant impact on the Company’s future operating results or other components of shareholders’ equity.

Income taxes

The estimation of income taxes includes evaluating the recoverability of deferred tax assets based on an assessment of the Company’s ability to utilize the underlying future tax deductions against future taxable income prior to expiry of those deductions. Management assesses whether it is probable that some or all of the deferred income tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income, which in turn is dependent upon the successful discovery, extraction, development and commercialization of mineral reserves. To the extent that management’s assessment of the Company’s ability to utilize future tax deductions changes, the Company would be required to recognize more or fewer deferred tax assets, and future income tax provisions or recoveries could be affected. Refer to note 13 for further information.

3           Recent accounting pronouncements

In November 2009 and October 2010, the IASB issued IFRS 9, Financial Instruments (“IFRS 9”), which represents the completion of the first part of a three-part project to replace IAS 39, Financial Instruments: Recognition and Measurement, with a new standard. Per the new standard, an entity choosing to measure a liability at fair value will present the portion of the change in its fair value due to changes in the entity’s own credit risk in the other comprehensive income or loss section of the entity’s statement of comprehensive loss, rather than within profit or loss. Additionally, IFRS 9 includes revised guidance related to the derecognition of financial instruments. IFRS 9 applies to financial statements for annual periods beginning on or after January 1, 2013, with early adoption permitted. The Company currently is evaluating any impact that this new guidance may have on the Company’s consolidated financial statements.

In May 2011, the IASB issued IFRS 10, Consolidated Financial Statements (“IFRS 10”), which builds on existing principles by identifying the concept of control as the determining factor in whether an entity should be included within the consolidated financial statements of a parent company. IFRS 10 also provides additional guidance to assist in the determination of control where this is difficult to assess. IFRS 10 applies to financial statements for annual periods beginning on or after January 1, 2013, with early adoption permitted. The Company currently is evaluating any impact that this new guidance may have on the Company’s consolidated financial statements.

In May 2011, the IASB issued IFRS 11, Joint Arrangements (“IFRS 11”), which enhances accounting for joint arrangements, particularly by focusing on the rights and obligations of the arrangement, rather than the arrangement’s legal form. IFRS 11 also addresses inconsistencies in the reporting of joint arrangements by requiring a single method to account for interests in jointly controlled entities and prohibits proportionate consolidation. IFRS 11 applies to financial statements for annual periods beginning on or after January 1, 2013, with early adoption permitted. The Company currently is evaluating any impact that this new guidance may have on the Company’s consolidated financial statements.

In May 2011, the IASB issued IFRS 12, Disclosure of Interests in Other Entities (“IFRS 12”), which is a comprehensive standard on disclosure requirements for all forms of interests in other entities, including joint arrangements, associates, special purpose vehicles and other off-balance sheet vehicles. IFRS 12 applies to financial statements for annual periods

(16)

Alderon Iron Ore Corp. (formerly Alderon Resource Corp.)
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2011 and 2010
(amounts in Canadian dollars, except share/option/warrant data)

beginning on or after January 1, 2013, with early adoption permitted. The Company currently is evaluating any impact that this new guidance may have on the Company’s consolidated financial statements.

In May 2011, the IASB issued IFRS 13, Fair Value Measurement (“IFRS 13”), which defines fair value, sets out in a single IFRS a framework for measuring fair value and requires disclosures about fair value measurements. IFRS 13 does not determine when an asset, a liability or an entity’s own equity instrument is measured at fair value. Rather, the measurement and disclosure requirements of IFRS 13 apply when another IFRS requires or permits the item to be measured at fair value (with limited exceptions). IFRS 13 applies to financial statements for annual periods beginning on or after January 1, 2013, with early adoption permitted. The Company currently is evaluating any impact that this new guidance may have on the Company’s consolidated financial statements.

In June 2011, the IASB amended IAS 1, Presentation of Financial Statements (“IAS 1”), to change the disclosure of items presented in other comprehensive income into two groups, based on whether those items may be recycled to profit or loss in the future. The amendments to IAS 1 apply to financial statements for annual periods beginning after July 1, 2012, with early adoption permitted. The Company currently is evaluating any impact that this new guidance may have on the Company’s consolidated financial statements.

4           Acquisition of Privco and Kami Property assets

In December 2009, the Company entered into an agreement with, and, effective March 3, 2010, acquired all of the outstanding common shares of Privco, an entity that, pursuant to Privco’s earlier agreement with Altius Resources Inc. (“Altius”), had the exclusive right and option to acquire a 100% title and interest in the Kami Property (the “Altius Option”), including certain claims located in Western Labrador and Quebec (the “Altius Option Agreement”).  In order to exercise the Altius Option, Privco had been required:  to assign its interest in the Altius Option Agreement to a publicly traded company acceptable to Altius (“Pubco”); to fund a defined level of exploration expenditures on the property over a period of two years; to issue to Altius shares of Pubco such that upon issuance Altius would own 50% of Pubco's issued capital, on a fully diluted basis; and to raise not less than $5,000,000 in capital.  Altius retained a 100% interest in the Kami Property until such time as Privco satisfied all of the conditions to exercise the Altius Option.

As consideration for the acquisition of Privco, the Company issued 5,000,000 post-consolidated (see note 9) common shares of the Company to Privco’s shareholders.

The transaction was accounted for as an asset purchase, since the acquired assets and assumed liabilities did not constitute a business as defined in IFRS 3, Business Combinations. The cost of the asset acquisition was determined based on the fair value of the consideration given, which was allocated to the individual identifiable assets and liabilities on the basis of their relative fair values as of the date of acquisition, as shown below.

$
Total purchase price
Common shares issued	9,000,000
Acquisition costs	106,480
9,106,480

Allocation of purchase price
Mineral properties	9,247,596
Accounts receivable	5,820
Accounts payable	(146,936)
9,106,480

(17)

Alderon Iron Ore Corp. (formerly Alderon Resource Corp.)
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2011 and 2010
(amounts in Canadian dollars, except share/option/warrant data)

The accompanying consolidated financial statements include the results of operations of Privco from the effective acquisition date of March 3, 2010.

Following the acquisition of Privco and pursuant to an assignment agreement between Privco and the Company, the Company agreed to assume all of Privco's rights and obligations under the Altius Option Agreement. In addition to the terms referred to above, the Company also was required to spend a minimum of $5,000,000 on exploration expenditures related to the Kami Project.

On December 6, 2010, the Company exercised the Altius Option and acquired a 100% interest in the Kami Property. As consideration, the Company issued and transferred an aggregate of 32,285,006 common shares, valued at $79,421,114, to Altius. As part of the underlying agreement, Altius retains the right to a 3% gross sales royalty on iron ore concentrate that is generated from the Kami Project.

Pursuant to the aforementioned transactions, the total carrying value of the Kami Property as of January 1, 2010, December 31, 2010 and December 31, 2011 can be summarized as follows:

$

Common shares issued to Altius	79,421,114
Mineral properties capitalized pursuant to the acquisition of Privco	9,247,596
88,668,710

5           Receivables

	As of December 31, 2011	As of December 31, 2010	As of January 1, 2010
	$	$	$

Sales tax credits	2,477,485	509,015	11,173
Deposits due from suppliers	240,367	-	-
Interest receivable	39,801	-	-
Other	19,181	6,390	-
	2,776,834	515,405	11,173

(18)

Alderon Iron Ore Corp. (formerly Alderon Resource Corp.)
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2011 and 2010
(amounts in Canadian dollars, except share/option/warrant data)

6           Property, plant and equipment

Components of the Company’s property, plant and equipment, as well as annual activity associated therewith, are summarized below.

	Land and buildings	Exploration equipment	Computer and office equipment	Computer software	Furniture and fixtures	Total
	$	$	$	$	$	$

Historical cost – January 1, 2010	-	-	-	-	-	-
Additions	180,000	118,396	10,058	32,781	2,990	344,225
Historical cost – December 31, 2010	180,000	118,396	10,058	32,781	2,990	344,225
Accumulated depreciation – January 1, 2010	-	-	-	-	-	-
Depreciation expense	5,400	20,709	2,429	10,880	517	39,935
Accumulated depreciation – December 31, 2010	5,400	20,709	2,429	10,880	517	39,935
Carrying value – December 31, 2010	174,600	97,687	7,629	21,901	2,473	304,290

	Land and buildings	Exploration equipment	Computer and office equipment	Computer software	Furniture and fixtures	Leasehold Improvements	Total
	$	$	$	$	$	$	$

Historical cost – January 1, 2011	180,000	118,396	10,058	32,781	2,990	-	344,225
Additions	-	27,999	-	-	32,571	57,792	118,362
Disposals	-	(9,699)	-	-	-	-	(9,699)
Historical cost – December 31, 2011	180,000	136,696	10,058	32,781	35,561	57,792	452,888
Accumulated depreciation – January 1, 2011	5,400	20,709	2,429	10,880	517	-	39,935
Depreciation expense	5,800	20,050	1,845	7,194	5,964	-	40,853
Disposals	-	(1,309)	-	-	-	-	(1,309)
Accumulated depreciation – December 31, 2011	11,200	39,450	4,274	18,074	6,481	-	79,479
Carrying value – December 31, 2011	168,800	97,246	5,784	14,707	29,080	57,792	373,409

7           Payables and accrued liabilities

	As of December 31, 2011	As of December 31, 2010	As of January 1, 2010
	$	$	$
Trade accounts payable	5,356,802	729,093	64,293
Accrued salaries and benefits	852,500	-	-
Accrued drilling expenses	565,431	-	-
Other accrued evaluation and exploration costs	477,055	61,668	61,668
Accrued audit fees	65,000	63,910	10,000
Other accrued liabilities	59,943	41,417	45,900
	7,376,731	896,088	181,861

(19)

Alderon Iron Ore Corp. (formerly Alderon Resource Corp.)
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2011 and 2010
(amounts in Canadian dollars, except share/option/warrant data)

8           Related party disclosures

Related parties and related party transactions impacting the accompanying consolidated financial statements are summarized below and include transactions with the following individuals or entities:

Key management personnel

Key management personnel includes those persons having authority and responsibility for planning, directing and controlling the activities of the Company as a whole. The Company has determined that key management personnel consists of executive and non-executive members of the Company’s Board of Directors, corporate officers, including the Company’s Chief Executive Officer and Chief Financial Officer, as well as any Vice Presidents reporting directly to a Corporate Executive Board member or officer, acting in that capacity.

Remuneration attributed to key management personnel can be summarized as follows:

	Years ended December 31,
	2011	2010
	$	$
Share-based compensation	8,232,689	1,929,261
Short-term benefits*	1,280,698	494,572
Incentive compensation other than share-based compensation	1,171,075	505,000
Termination benefits	200,000	-
Other	30,000	-
	10,914,462	2,928,833

*	include base salaries, pursuant to contractual employment or consultancy arrangements, Directors’ fees, applicable payroll taxes and other non-post-retirement benefits.

Other related parties

Forbes West Management Corp. (“Forbes West”):  Forbes West, formerly named EGM Exploration Group Management Corp., is an entity that, for the whole of 2011, was owned by the Executive Chairman of the Company’s Board of Directors.  Forbes West provided administrative, management, geological, regulatory, tax, corporate development and investor relations services to the Company.  Forbes West will continue to provide certain services to the Company in the future.

Forbes & Manhattan, Inc. (“F&M”): F&M is an entity that is wholly owned by the spouse of the Vice Chairman of the Company’s Board of Directors. The Vice Chairman is the Executive Chairman of F&M, which in turn provides certain financial management and business consulting services to the Company.

Emprise Capital Corp. (“Emprise”):  The Company had entered into a management services agreement with Emprise that was effective on December 8, 2009, the date at which one of Emprise’s Directors was appointed President, Chief Executive Officer and a Director of the Company.  Pursuant to the underlying agreement, the Company paid a fixed, monthly management fee; however, this agreement was terminated at the closing date of the Company’s acquisition of Privco (see note 4), at which time the Company’s Board of Directors and management team were replaced.

(20)

Alderon Iron Ore Corp. (formerly Alderon Resource Corp.)
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2011 and 2010
(amounts in Canadian dollars, except share/option/warrant data)

Transactions entered into with related parties other than key management personnel include the following:

	Years ended December 31,
	2011	2010
	$	$
Forbes West	1,625,232	1,107,027
F&M	236,750	90,000
Emprise	-	15,000
	1,861,982	1,212,027

Amounts owed to related parties, excluding key management personnel, are summarized below.

	As of December 31, 2011	As of December 31, 2010	As of January 1, 2010
	$	$	$
Forbes West	156,863	131,097	5,250
Emprise Capital	-	-	15,702
Other	-	-	23,872
	156,863	131,097	44,824

9           Share capital

The Company has authorized for issue an unlimited number of common shares (being voting and participating shares) without par value, and all shares issued and outstanding as of December 31, 2011 and December 31, 2010 are fully paid. Pursuant to the Company’s articles of incorporation (the “Articles”), the Company may by following the procedures set out in the Articles and the Business Corporations Act (British Columbia) (the “Act”):  create one or more classes or series of shares, with rights and restrictions specific to each class; subdivide or consolidate all or any of its unissued or fully paid issued shares; alter the identifying name of any of its shares; or otherwise alter its shares or authorized share structure when required or permitted to do so by the Act.

On March 3, 2010, the Company consolidated its common shares on the basis of one post-consolidation common share for every two pre-consolidation common shares. The 18,558,162 pre-consolidation common shares were reduced to 9,279,001 post-consolidation common shares. Stock options and share purchase warrants were similarly adjusted.

All share and per share data appearing in the accompanying consolidated financial statements and in the notes thereto are presented on a post-consolidated basis.

Common shares issued in pursuant to private placements

On February 16, 2010, the Company completed a non-brokered private placement, which resulted in the issuance of 10,000,000 subscription receipts at a price of $1.00 per subscription receipt, for total gross proceeds of $10,000,000 (the “February 2010 Private Placement”).  The proceeds were held in escrow pending both completion of the two-for-one share consolidation, discussed above, and the acquisition of Privco, upon completion of which each subscription receipt was converted into one post-consolidated common share of Alderon for no additional consideration.

(21)

Alderon Iron Ore Corp. (formerly Alderon Resource Corp.)
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2011 and 2010
(amounts in Canadian dollars, except share/option/warrant data)

In connection with the February 2010 Private Placement, the Company paid cash transaction costs of $445,500 and issued 445,500 warrants (the “February 2010 Finder’s Warrants”) to the sole placement agent that had been engaged to facilitate the transaction with institutional investors.  Each February 2010 Finder’s Warrant entitled the holder to purchase one post-consolidated common share of Alderon for $1.00 on or before February 16, 2011.The fair value of the February 2010 Finder’s Warrants (see note 10) was accounted for as additional transaction costs, since the instruments were granted to the sole placement agent as part of the terms of the underlying engagement and in recognition of the efforts made in connection with the February 2010 Private Placement.

On March 3, 2010, pursuant to the acquisition of Privco (see note 4), 10,000,000 subscription receipts that had been issued in December 2009 at $0.15 per subscription receipt and resulting in total gross proceeds of $1,500,000 (the “December 2009 Private Placement”) automatically converted into 10,000,000 common shares of the Company for no additional consideration, and the related proceeds were released from escrow.  Also on March 3, 2010, the Company issued 1,000,000 warrants to the placement agents who had been engaged in connection with the December 2009 Private Placement (the “March 2010 Finder’s Warrants”).  Each March 2010 Finder’s Warrant entitled the holder to acquire one common share of the Company at a price of $0.15 per share, on or before December 22, 2010. See also note 10.

On December 6, 2010, 32,285,006 common shares of the Company with a fair value of $79,421,114 were issued pursuant to the acquisition of 100% interest in Kami Project, as discussed in note 4.

On December 16, 2010, the Company completed a private placement of 9,125,000 units of the Company, at a price of $2.20 per unit, for aggregate gross proceeds of $20,075,000, on a bought deal basis (the “December 2010 Private Placement”). Each unit consists of one common share and one-half of one common share purchase warrant (the “December 2010 Investor Warrants”). Each whole December 2010 Investor Warrant entitles the holder to acquire one common share of the Company at a price of $2.80 for a period of 24 months from the closing date.  All of the proceeds received were allocated exclusively to share capital, given that the aggregate proceeds did not exceed the fair value of the shares issued.

In connection with the December 2010 Private Placement, the Company paid the underwriters a cash commission equal to 6% of the gross proceeds and issued 547,500 warrants (the “December 2010 Broker’s Warrants”), at an exercise price of $2.20 per share for a period of 24 months from the closing date. The December Broker’s warrants included one half of a share purchase warrant exercisable at $2.80 per warrant for a period of 24 months from the December 2010 Private Placement’s closing date. The fair value of the December 2010 Broker’s Warrants (see note 10) was accounted for as additional transaction costs, since the instruments were granted to the underwriters engaged in connection with the December 2010 Private Placement.

Common shares issued pursuant to flow-through share agreements

2011

On November 30, 2011, the Company closed a non-brokered private placement, which resulted in the issuance of 2,000,000 flow-through shares at a price of $3.00 per share, for total gross proceeds of $6,000,000 (the “November 2011 Flow-Through Private Placement”). Each flow-through share qualifies as such pursuant to the relevant provisions of the Income Tax Act (Canada). In connection with the November 2011 Flow-Through Private Placement, the Company paid a cash finder’s fee equal to 6% of the gross proceeds received.

Of the gross proceeds received, $1,280,000 was recorded as a flow-through share premium obligation, reflecting the Company’s obligations to conduct qualifying activities in the future.

(22)

Alderon Iron Ore Corp. (formerly Alderon Resource Corp.)
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2011 and 2010
(amounts in Canadian dollars, except share/option/warrant data)

2010

On March 23, 2010, the Company closed a non-brokered private placement, which resulted in the issuance of 1,818,182 flow-through shares at a price of $2.75 per share, for total gross proceeds of $5,000,000 (the “March 2010 Flow-Through Private Placement”). Each flow-through share qualifies as such pursuant to the relevant provisions of the Income Tax Act (Canada). In connection with the March 2010 Flow-Through Private Placement, the Company paid a cash finder’s fee equal to 5% of the gross proceeds received and issued 90,910 warrants (the “Flow-Through Finder’s Warrants”) to the sole placement agent that had been engaged to facilitate the transaction with institutional investors.  Each Flow-Through Finder’s Warrant may be exercised for one common share of the Company at an exercise price of $2.75 per Flow-Through Finder’s Warrant for a period of two years. The fair value of the Flow-Through Finder’s Warrants (see note 10) was accounted for as additional transaction costs, since the instruments were granted to the placement agent engaged in connection with the March 2010 Flow-Through Private Placement.

Of the gross proceeds received, $636,364 was recorded as a flow-through share premium obligation.

10           Warrants

A summary of the activity related to the Company’s warrants is provided below.

	Years ended December 31,
	2011		2010
	Number	Weighted average exercise price $	Number	Weighted average exercise price $

Balance, beginning of year	5,604,410	2.61	3,000,000	0.10
Granted	128,112	2.80	6,646,410	2.23
Exercised	(854,625)	1.77	(4,042,000)	0.12

Balance, end of year	4,877,897	2.76	5,604,410	2.61

The following table summarizes the warrants outstanding and exercisable as of December 31, 2011:

	Warrants outstanding and currently exercisable
Exercise price	Number	Weighted average remaining contractual life (years)	Global intrinsic value $

2.20	291,275	0.96	139,812
2.75	90,910	0.23	-
2.80	4,495,712	0.96	-

	4,877,897	0.95	139,812

(23)

Alderon Iron Ore Corp. (formerly Alderon Resource Corp.)
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2011 and 2010
(amounts in Canadian dollars, except share/option/warrant data)

The table presented below shows the inputs and assumptions applied to the Black-Scholes pricing model in order to determine the fair value of finder’s warrants granted during the year ended December 31, 2010.

	February 2010 Finder’s Warrants	March 2010 Finder’s Warrants	December 2010 Broker’s Warrants	Flow-through Finder’s Warrants
Number of equivalent shares	445,500	1,000,000	547,500	90,910
Market-value per share price	$0.88	$1.80	$2.90	$2.39
Exercise price	$1.00	$0.15	$2.80	$2.75
Risk-free annual interest rate	1.20%	1.20%	1.70%	1.20%
Expected volatility	94.3%	94.3%	94.3%	94.3%
Expected life (years)	1.0	0.8	2.0	2.0
Expected dividend yield	0.0%	0.0%	0.0%	0.0%
Fair value of warrants	$127,466	$1,651,610	$814,084	$100,866

The Black-Scholes valuation methodology uses “Level 2” inputs in calculating fair value, as defined in IFRS 7, Financial Instruments: Disclosures (“IFRS 7”), and as discussed in note 17.

11           Stock options

The Company operates an equity-settled share-based compensation plan under which the Company receives services from employees as consideration for equity instruments of the Company. The related stock option plan (the “Plan”) follows applicable stock exchange policies regarding stock option awards granted to employees, directors and consultants.

Previously, the Plan allowed a maximum of 10% of the issued shares to be reserved for issuance under the Plan; however, on September 30, 2011, at the Company’s Annual General and Special Meeting of Shareholders, the Company amended the Plan to reserve for issuance a fixed maximum number of shares equal to 12,392,290. Options granted under the Plan previously had a maximum term of five years; however, at the Annual General and Special Meeting of Shareholders, shareholders approved a new maximum term of ten years. The vesting terms are at the discretion of the Company’s Board of Directors.

(24)

Alderon Iron Ore Corp. (formerly Alderon Resource Corp.)
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2011 and 2010
(amounts in Canadian dollars, except share/option/warrant data)

The following table summarizes the activity under the Company’s stock option plan.

	Years ended December 31,
	2011		2010
	Number	Weighted average exercise price $	Number	Weighted average exercise price $

Balance, beginning of year	5,085,000	1.88	17,500	3.40
Granted	6,825,000	3.04	5,125,000	1.88
Exercised	(273,700)	1.45	(40,000)	1.50
Forfeited	-	-	(17,500)	3.40

Balance, end of year	11,636,300	2.57	5,085,000	1.88

	Options outstanding as of December 31, 2011
Exercise price	Number	Weighted average remaining contractual life (years)	Weighted average exercise price	Global intrinsic value $

1.20 - 2.00	3,636,300	3.58	1.55	4,098,704
2.21 - 2.62	2,675,000	4.68	2.47	567,250
2.78 - 3.27	2,825,000	4.36	3.04	-
3.30 - 3.80	2,500,000	4.16	3.64	-

	11,636,300	4.15	2.57	4,665,954
	Options exercisable as of December 31, 2011
Exercise price	Number	Weighted average remaining contractual life (years)	Weighted average exercise price	Global intrinsic value $

1.20 - 2.00	2,480,050	3.47	1.55	2,792,454
2.21 - 2.62	200,000	4.45	2.62	12,000
2.78 - 3.27	587,500	3.99	3.00	-
3.30 - 3.80	575,000	4.13	3.67	-

	3,842,550	3.70	2.15	2,804,454

As of December 31, 2011, the total compensation cost related to unvested stock options not yet recognized amounted to $7,569,075 ($4,240,731 in 2010). This amount is expected to be recognized over a weighted average period of 0.99 years (1.12 years in 2010).

The Company settles stock options exercised through the issuance of common shares from treasury.

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Alderon Iron Ore Corp. (formerly Alderon Resource Corp.)
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2011 and 2010
(amounts in Canadian dollars, except share/option/warrant data)

Fair value input assumptions

The table below shows the assumptions, or weighted average parameters, applied to the Black-Scholes option pricing model in order to determine share-based compensation costs over the life of the awards for options granted during each of the years ended December 31, 2011.

	Years ended December 31,
	2011	2010

Expected dividend yield (a)	0.0%	0.0%
Estimated volatility (b)	94.3%	94.3%
Weighted average risk-free annual interest rate (c)	1.64%	1.40%
Weighted average expected life (years) (d)	4.0	5.0
Estimated forfeiture rate (e)	5.42%	3.51%
Grant date fair value	$2.09	$1.40

(a)	The Company has not paid dividends nor does it intend to pay dividends in the foreseeable future.
(b)	Based on the volatility of comparable company stock prices over the most recent period consistent with the expected life of the stock options, as well as on management’s future expectations.
(c)	Based on the yield on a zero-coupon Canadian Treasury Bill with a term that is consistent with the expected life of the stock options.
(d)	Based on historical data related to the exercise of stock options, on post-vesting employment terminations and on future expectations related to exercise behaviour.
(e)	Based on historical data related to the forfeiture of stock options.

The Black-Scholes pricing model referred above uses “Level 2” inputs in calculating fair value, as defined by IFRS 7, and as discussed in note 17.

12	Operating expenses

Components of the Company’s operating expenses include the following:

	Years ended December 31,
	2011	2010
	$	$
Share-based compensation costs	10,574,640	2,664,853
Salaries, employment taxes and short-term benefits	3,567,604	1,072,837
Total employee benefits expenses	14,142,244	3,737,690

Goods and services*	20,474,997	6,975,421
Consulting, professional and legal fees	2,926,232	1,535,448
Building rental, services and maintenance	151,001	98,485
Depreciation	40,853	39,935
Other	4,668	27,500
Total operating expenses, by nature	37,739,995	12,414,479

* including, but not limited to, drilling costs, technical consulting expenses, engineering costs, helicopter support, travel and other costs.

(26)

Alderon Iron Ore Corp. (formerly Alderon Resource Corp.)
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2011 and 2010
(amounts in Canadian dollars, except share/option/warrant data)

13	Income taxes

The reconciliation of the combined Canadian federal and provincial income tax rate to the income tax recovery presented in the accompanying consolidated statements of comprehensive loss is provided below.

	Years ended December 31,
	2011	2010

Combined federal and provincial statutory income tax rate	26.9%	28.5%

	Years ended December 31,
	2011	2010
	$	$
Income tax recovery based on statutory income tax rate	10,089,280	3,520,363
Change in valuation allowance	(8,015,000)	(1,598,000)
Share-based compensation costs	(2,844,578)	(759,483)
Investment tax credits	982,775	156,866
Change in renounced expenditures pursuant to flow-through share agreements	(182,796)	(613,636)
Impact of future income tax rates applied versus current statutory rate	925,037	(524,324)
Share issue expenses not affecting earnings	108,822	454,578

	1,063,540	636,364

Income tax recovery for the years ended December 31, 2011 and 2010 is entirely domestic in nature and represents deferred taxation arising subsequent to the renunciation of expenditures pursuant to the issuances of flow-through shares (see note 9).

Significant components of the Company’s unrecognized deferred income tax assets are summarized below.

	Years ended December 31,
	2011	2010
	$	$

Temporary differences attributable to:
Mineral properties	7,784,000	2,225,000
Non-capital losses	3,424,000	1,038,000
Share-issue expenses	405,000	369,000
Allowable capital losses	136,000	118,000
Property, plant and equipment	22,000	10,000
	11,775,000	3,760,000

As discussed in note 9, during the year ended December 31, 2011, the Company issued 2,000,000 common shares on a flow-through basis for gross proceeds of $6,000,000, and during the year ended December 31, 2010, the Company issued 1,818,182 common shares on a flow-through basis for gross proceeds of $5,000,000. The underlying flow-through agreements require the Company to renounce certain deductions for Canadian exploration expenditures incurred on the Company’s mineral properties.

(27)

Alderon Iron Ore Corp. (formerly Alderon Resource Corp.)
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2011 and 2010
(amounts in Canadian dollars, except share/option/warrant data)

As of December 31, 2011, the Company had non-capital losses of approximately $11,808,000 ($4,152,000 as of December 31, 2010). These losses, if not utilized, will expire through to 2031. Subject to certain restrictions, the Company also has resource expenditures available to reduce taxable income in future years. Future tax benefits which may arise as a result of these noncapital losses have been recognized in these financial statements and have been offset by valuation allowances due to the uncertainty of their realization.

Operating loss carryforwards are subject to review, and potential adjustment, by tax authorities.

The Company currently has investment tax credits related to qualifying expenditures incurred during the years ended December 31, 2011 and 2010.  These investment tax credits, which as of December 31, 2011 and December 31, 2010 totaled $1,605,129 and $209,155, respectively, are not refundable, but instead can be carried forward up to 20 years (or back three years) to offset any taxes payable by the Company.

14           Net loss per share

The following table sets forth pertinent data relating to the calculation of basic and diluted net loss per share attributable to common shareholders.

	Years ended December 31,
	2011	2010
Basic weighted average number of shares outstanding	82,615,947	36,624,142
Potentially dilutive effect of warrants	4,369,290	7,554
Potentially dilutive effect of stock options	1,391,182	912
Potentially diluted weighted average number of shares outstanding	88,376,419	36,632,608

In addition to the dilutive equivalents of warrants and stock options noted above, the following items have been excluded from the calculation of diluted net loss per share because the underlying exercise price was greater than the average market price of the common shares or due to the items’ otherwise anti-dilutive effect.

	Years ended December 31,
	2011	2010
Stock options	5,489,251	2,952,783

For the years ended December 31, 2011 and 2010, diluted net loss per share was calculated using the basic weighted average number of shares outstanding, since the calculation was anti-dilutive. Accordingly, diluted net loss per share for each year was the same as the basic net loss per share.

The weighted average number of shares has been influenced most notably by share issuances made in connection with financing activities, such as private placements, which in turn resulted in the issuance of an aggregate of 2,000,000 common shares and 30,943,182 common shares (see note 9), during the years ended December 31, 2011 and 2010, respectively. See also note 22.

(28)

Alderon Iron Ore Corp. (formerly Alderon Resource Corp.)
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2011 and 2010
(amounts in Canadian dollars, except share/option/warrant data)

15	Supplemental disclosure of cash flow information

	Years ended December 31,
	2011	2010
	$	$
Changes in operating assets and liabilities
Receivables	(2,221,628)	(498,412)
Prepaid expenses and other current assets	(2,170,473)	(1,133,536)
Payables and accrued liabilities	6,497,920	630,719
Due to related parties	25,766	22,845
	2,131,585	(978,384)

During the year ended December 31, 2010, the Company issued an aggregate of 37,285,006 common shares as consideration in exchange for Privco and the Kami Property, as discussed in note 9.

16           Capital disclosures

The Company’s objective in managing capital, consisting of shareholders’ equity, with cash and cash equivalents being its primary component, is to ensure sufficient liquidity to fund: exploration and evaluation activities; general and administrative expenses; environmental, aboriginal, government and community expenses; working capital; and capital expenditures.

Management regularly monitors the Company’s capital structure and makes adjustments thereto based on funds available to the Company for the acquisition, exploration and development of mineral properties. The Board of Directors has not established quantitative return on capital criteria for capital management, but rather relies upon the expertise of the management team to sustain the future development of the business.

The properties in which the Company currently has an interest are in the exploration stage, and the Company does not generate any revenue. Accordingly, the Company is dependent upon sources of external financing to fund both its exploration programs and its other costs. While the Company endeavours to minimize dilution to its shareholders, management has in the past engaged in dilutive financial transactions, such as private placements, and may engage in dilutive arrangements in the future.

The Company’s policy on dividends is to retain cash to keep funds available to finance the activities required to advance the Company’s Kami Project. The Company is not subject to any capital requirements imposed by any regulators or by any other external source.

(29)

Alderon Iron Ore Corp. (formerly Alderon Resource Corp.)
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2011 and 2010
(amounts in Canadian dollars, except share/option/warrant data)

17           Financial instruments, financial risk management and fair value

Financial assets (liabilities) as of December 31, 2011, December 31, 2010 and January 1, 2010 are presented below.

December 31, 2011	Loans and receivables	Other financial liabilities	Total
	$	$	$

Cash and cash equivalents	7,759,933	-	7,759,933
Receivables (note 5)	299,349	-	299,349
Payables and accrued liabilities (note 7)	-	(7,376,291)	(7,376,291)
Due to related parties (note 8)	-	(156,863)	(156,863)
	8,059,282	(7,533,154)	526,128

December 31, 2010	Loans and receivables	Other financial liabilities	Total
	$	$	$

Cash and cash equivalents	24,376,060	-	24,376,060
Receivables (note 5)	6,390	-	6,390
Payables and accrued liabilities (note 7)	-	(895,648)	(895,648)
Due to related parties (note 8)	-	(131,097)	(131,097)
	24,382,450	(1,026,745)	23,355,705
January 1, 2010	Loans and receivables	Other financial liabilities	Total
	$	$	$

Cash and cash equivalents	1,504,920	-	1,504,920
Payables and accrued liabilities (note 7)	-	(146,861)	(146,861)
Due to related parties (note 8)	-	(44,824)	(44,824)
	1,504,920	(191,685)	(1,313,235)

In the preceding tables, receivables exclude sales tax credits, and payables and accrued liabilities exclude taxes payable.

(30)

Alderon Iron Ore Corp. (formerly Alderon Resource Corp.)
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2011 and 2010
(amounts in Canadian dollars, except share/option/warrant data)

Financial risk management

The Company is exposed in varying degrees to certain risks arising from financial instruments, as discussed below.

Liquidity risk

Liquidity risk is the risk that an entity will encounter difficulty in meeting obligations associated with financial liabilities that are settled by delivering cash or another financial asset.

As discussed in note 16, the Company’s capital management objectives include working to ensure that the Company has sufficient liquidity to fund Company activities that are directly and indirectly related to the advancement of the Kami Project.

The Company endeavours to ensure that it will have sufficient liquidity in order to meet short- to medium-term business requirements and all financial obligations as those obligations become due. Historically, sufficient liquidity has been provided predominantly through external financing initiatives, including traditional and flow-through private placements to investors and institutions. The Company will continue to rely upon sources of external financing in future periods until such time as commercial production commences. Given the uncertainty as to the Company’s access to financing, and notwithstanding the Company’s successful capital-raising activities both prior to December 31, 2011 (see note 9) and subsequent thereto (see note 22), there can be no assurance that the Company will continue to maintain a level of cash and cash equivalents such that available balances will be sufficient to fund planned expenditures and other working capital needs for at least, but not limited to, the 12-month period following the date of any future consolidated statement of financial position.

Credit risk

Credit risk is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation.

The Company’s receivables consist primarily of sales tax credits, which are due from Canadian federal and provincial tax agencies. Additionally, the Company’s cash and cash equivalents are held in deposit at high-credit quality Canadian financial institutions.  As a result, management considers the risk of non-performance related to receivables and cash and cash equivalents to be minimal.

Fair value

The Black-Scholes valuation methodology uses “Level 2” inputs in calculating fair value, as defined in IFRS 7, which establishes a hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The input levels discussed in IFRS 7 are:

Level 1 –	Unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2 –	Inputs other than quoted prices included within Level 1 that are observable for an asset or liability, either directly (i.e. prices) or indirectly (i.e. derived from prices).

Level 3 –	Inputs for an asset or liability that are not based on observable market data (unobservable inputs).

(31)

Alderon Iron Ore Corp. (formerly Alderon Resource Corp.)
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2011 and 2010
(amounts in Canadian dollars, except share/option/warrant data)

The carrying values of the Company’s cash and cash equivalents, receivables, payables and accrued liabilities and amounts due to related parties approximate their fair values due to their short-term maturities or to the prevailing interest rates of the related instruments, which are comparable to those of the market.

18           Commitments and contingencies

The Company expects to pay $176,060 in 2012 and $71,102 in 2013 with regards to various operating leases for its premises.

In the normal course of operations, the Company may become involved in various claims and legal proceedings. No contingent liabilities have been accrued as of December 31, 2011 or 2010, nor are there any known disputes pending against the Company that could significantly impact the Company’s consolidated financial statements.

19           Segment information

The Company operates in a single operating segment, being the acquisition, exploration and evaluation of mineral resources. All of the Company’s resource properties and items of property, plant and equipment are located in Canada.

20           Transition to IFRS

The accompanying consolidated financial statements were prepared as described in note 1 and reflect the relevant provisions of IFRS 1. IFRS 1 is based on the principle that the adoption of IFRS should be applied retrospectively. Retrospective application necessitates that comparative financial information be provided, and, as a result, the first date at which the Company has applied IFRS was January 1, 2010. However, IFRS 1 offers certain optional exemptions and mandatory exceptions to the retrospective application of IFRS to first-time preparers of IFRS financial statements.  None of those exemptions or exceptions are relevant to the Company, and, other than conforming textual changes to certain line item descriptions, there were no IFRS adjustments that were required to be made in the Company’s consolidated statement of financial position as of January 1, 2010.

Reconciliation of Canadian GAAP to IFRS

IFRS 1 requires a first-time adopter of IFRS to reconcile shareholders’ equity, comprehensive income (loss) and cash flows for prior periods beginning on the date of transition to IFRS. Reconciliations of shareholders’ equity as of December 31, 2010 and comprehensive loss and cash flows for the year December 31, 2010 are provided below.

Reconciliation of shareholders’ equity		As of December 31, 2010
		$
Shareholders’ equity under Canadian GAAP		122,349,092
IFRS adjustments attributable to:
Exploration and evaluation expenditures	(a)	(7,091,549)
Deferred taxation related to the acquisition of Privco	(b)	(1,763,537)
Shareholders’ equity under IFRS		113,494,006

(32)

Alderon Iron Ore Corp. (formerly Alderon Resource Corp.)
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2011 and 2010
(amounts in Canadian dollars, except share/option/warrant data)

Reconciliation of comprehensive loss		Year ended December 31, 2010
		$
Comprehensive loss under Canadian GAAP		(1,560,410)
IFRS adjustments attributable to:
Exploration and evaluation expenditures	(a)	(7,091,549)
Deferred taxation related to the acquisition of Privco	(b)	(1,763,537)
Deferred taxation related to the March 2010 Flow-Through Private Placement	(c)	(613,636)
Share-based compensation costs	(d)	(686,654)
Comprehensive loss under IFRS		(11,715,786)

Presentation changes

Under Canadian GAAP, the Company presented components of its consolidated statement of comprehensive loss largely by nature of expense, whereas under IFRS, the Company has chosen to present expenses in this statement by function, as prescribed by IAS 1.  Management has concluded that the functional presentation is more relevant, particularly in light of the change in accounting policy for exploration and evaluation expenditures, as discussed below.  As a result, comparative expense items appearing in the Company’s consolidated statement of comprehensive loss for the year ended December 31, 2010 have been reclassified.

Additionally, the Company has chosen to present elements of share capital and warrants under a single equity caption.

Explanatory notes

The following section discusses the changes in accounting policies that resulted in the adjustments shown in the preceding reconciliations.

(a)	Exploration and evaluation expenditures

Under Canadian GAAP, the Company capitalized all mineral property expenditures directly attributable to the exploration or evaluation of the Kami Property, including an appropriate allocation of overheads related to each relevant activity.

Under IFRS, and more specifically, pursuant to the provisions outlined in IFRS 6, Exploration for and Evaluation of Mineral Resources (“IFRS 6”), the Company has decided not to capitalize any exploration and evaluation expenditures, which IFRS 6 defines as any expenditures incurred by an entity in connection with the exploration for and evaluation of mineral resources before the technical feasibility and commercial viability of extracting a mineral resource are demonstrable. Instead, the Company has decided to recognize immediately in the consolidated statement of comprehensive loss all exploration and evaluation expenditures.

The change in accounting policy was made largely given the ongoing nature of the Company’s exploration and evaluation activities for which an outcome has not yet been determined; however, the change also streamlines the financial reporting process and simplifies the presentation of financial information for investors.

The retroactive change in policy resulted in a decrease in the carrying value of mineral properties of $7,091,549 as of December 31, 2010 and in a corresponding increase of exploration and evaluation expenses for the year then ended.

(33)

Alderon Iron Ore Corp. (formerly Alderon Resource Corp.)
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2011 and 2010
(amounts in Canadian dollars, except share/option/warrant data)

Additionally, the change in policy resulted in a reclassification of $547,648 between net loss and accounts payable and accrued liabilities in the Company’s consolidated statement of cash flows for the year ended December 31, 2010.  This amount represents the capitalized exploration and evaluation assets that had been included in accounts payable under Canadian GAAP.

(b)	Deferred income taxes related to the acquisition of Privco

In connection with the Company’s acquisition of Privco, the Company recognized a future income tax liability of $3,037,716 in accordance with a specific Canadian GAAP provision that requires that a deferred tax liability be recorded where the tax basis of an acquired asset, other than an asset acquired in a business combination, is less than the asset’s cost.  The taxable temporary difference was recorded as deferred tax liability, with a corresponding increase in the cost of the acquired asset.

Under IFRS, the acquisition of Privco, which was accounted for as an asset purchase, does not trigger the recognition criteria of IAS 12, Income Taxes, for deferred taxation.  As such, the recognition of the deferred tax liability would not have been recognized under IFRS, either on acquisition or subsequently. As a result, the future income tax liability and a corresponding increase in the carrying value of resource properties were reversed in the Company’s consolidated statement of financial position as of December 31, 2010. Similarly, the corresponding future income tax recovery of $1,763,537 that had been recorded under Canadian GAAP was also reversed for IFRS purposes.

(c)	Deferred income taxes related to flow-through share arrangements

Under Canadian GAAP, for future tax liabilities created by the renunciation of resource expenditure deductions for income tax purposes, the Company recorded a reduction in capital stock for the estimated tax benefits transferred to shareholders. As the Company renounced flow-through expenditures, a portion of the Company’s future income tax assets that were not recognized in previous periods, due to the recording of a valuation allowance, was recognized as a future income tax recovery in the consolidated statement of comprehensive loss.

Under IFRS, in absence of any specific guidance related to income tax accounting for flow-through arrangements, the increase to share capital upon the issuance of flow-through shares is measured based on the current market price of common shares. Any incremental proceeds, or premium, are recorded as a liability, reflecting the Company’s obligations to conduct qualifying activities in the future. As expenditures are renounced, a deferred tax liability is recognized and the flow-through share premium obligation is reversed, with any excess amount being recognized as a deferred income tax recovery in the consolidated statement of comprehensive loss.

(d)	Share-based payments

Under Canadian GAAP, for share-based awards with graded vesting, the Company recognized the fair value of the award (all tranches) on a straight-line basis over the underlying vesting period. Additionally, forfeitures of awards are not estimated at the date of grant and therefore are not included in the calculation of the grant-date fair value. Instead, all forfeitures of awards are recognized as they occur.

Under IFRS, each tranche of a share-based award with graded vesting is treated as a separate award, and the resulting compensation expense is recognized for each tranche over its distinct vesting period.  Furthermore, expected forfeitures of awards are required to be estimated at the date of grant and therefore are factored into the determination of fair value.

The Company has adjusted its periodic share-based compensation expense for underlying awards in order to reflect the change in policy related to graded vesting and estimated expected forfeitures.

(34)

Alderon Iron Ore Corp. (formerly Alderon Resource Corp.)
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2011 and 2010
(amounts in Canadian dollars, except share/option/warrant data)

(e)	Warrants

Under Canadian GAAP, the Company applied the relative fair value method to allocate proceeds received in connection with financing transactions to any share purchase warrants granted to investors.

Under IFRS, the Company has changed its accounting policy for the treatment of unit offerings to the residual value method, whereby any proceeds exceeding the fair value of the common shares at the time of issuance are allocated to the share purchase warrants.

This change in accounting policy resulted in re-allocation of $5,070,527 to share capital, representing the fair value of the warrants granted to the investors who participated in the December 2010 Private Placement.  However, given that the adjustment was applied to two components within equity, there was no impact to total shareholders’ equity.

Reconciliations of consolidated financial statements

Presented below are reconciliations of the Company’s consolidated financial statements previously prepared under Canadian GAAP to the consolidated financial statements prepared in accordance with IFRS.

(35)

Alderon Iron Ore Corp. (formerly Alderon Resource Corp.)
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2011 and 2010
(amounts in Canadian dollars, except share/option/warrant data)

Reconciliation of Consolidated Statement of Financial Position as of December 31, 2010

Canadian GAAP accounts	Canadian GAAP balances	IFRS adjustments	IFRS reclassifications	IFRS balances	IFRS accounts
	$	$	$	$
ASSETS					ASSETS
Current					Current assets
Cash and cash equivalents	24,376,060	-	-	24,376,060	Cash and cash equivalents
Receivables	515,405	-	-	515,405	Receivables
Prepaids	656,726	-	-	656,726	Prepaid expenses and other current assets
	25,548,191	-	-	25,548,191
Resource properties	98,797,975	(10,129,265)	-	88,668,710	Mineral properties
Equipment	304,290	-	-	304,290	Property, plant and equipment
	124,650,456	(10,129,265)	-	114,521,191

LIABILITIES					LIABILITIES
Current					Current liabilities
Accounts payable and accrued liabilities	896,088	-	-	896,088	Payables and accrued liabilities
Due to related parties	131,097	-	-	131,097	Due to related parties
	1,027,185	-	-	1,027,185
Future income tax liability	1,274,179	(1,274,179)	-	-
	2,301,364	(1,274,179)	-	1,027,185
SHAREHOLDERS’ EQUITY					SHAREHOLDERS’ EQUITY
Share capital	136,596,977	5,684,163	692,644	142,973,784	Share capital and warrants
Contributed surplus	7,944,488	(4,383,873)	(692,644)	2,867,971	Other capital
Deficit	(22,192,373)	(10,155,376)	-	(32,347,749)	Deficit
	122,349,092	(8,855,086)	-	113,494,006
	124,650,456	(10,129,265)	-	114,521,191

(36)

Alderon Iron Ore Corp. (formerly Alderon Resource Corp.)
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2011 and 2010
(amounts in Canadian dollars, except share/option/warrant data)

Reconciliation of Consolidated Statement of Comprehensive Loss for the year ended December 31, 2010

Canadian GAAP accounts	Canadian GAAP balances	IFRS adjustments	IFRS reclassifications	IFRS balances	IFRS accounts
	$	$	$	$
Administrative expenses					Operating expenses
Accounting and audit fees	143,298	-	(143,298)	-
Amortization	39,935	-	(39,935)	-
Bank charges and interest	11,479	-	(11,479)	-
Consulting fees	525,007	-	(525,007)	-
Insurance	12,865	-	(12,865)	-
Investor relations	300,996	-	(300,996)	-
Legal fees	143,626	-	(143,626)	-
Management fees	152,706	-	(152,706)	-
Office and administration	591,670	-	(591,670)	-
Rent	96,971	-	(96,971)	-
Share-based compensation	1,978,198	686,654	(2,664,852)	-
Transfer agent and filing fees	72,902	-	(72,902)	-
Travel	217,309	-	(217,309)	-
Wages	349,314	-	(349,314)	-
	-	-	4,921,135	4,921,135	General and administrative expenses
	-	7,091,549	327,841	7,419,390	Exploration and evaluation expenses
	-	-	73,954	73,954	Environmental, aboriginal, government and community expenses
	4,636,276	7,778,203	-	12,414,479

Loss before other items	(4,636,276)	(7,778,203)	-	(12,414,479)	Loss from operations
Other items
Interest	62,329	-	-	62,329	Finance income

Loss before income taxes	(4,573,947)	(7,778,203)	-	(12,352,150)	Loss before income taxes

Future income tax recovery	3,013,537	(2,377,173)	-	636,364	Income tax recovery

Net loss and comprehensive loss for the year	(1,560,410)	(10,155,376)	-	(11,715,786)	Net loss and comprehensive loss

Net loss per share					Net loss per share
Basic and diluted	(0.04)	(0.28)	-	(0.32)	Basic and diluted
Weighted average number of shares outstanding					Weighted average number of shares outstanding
Basic and diluted	36,624,142	-	-	36,624,142	Basic and diluted

(37)

Alderon Iron Ore Corp. (formerly Alderon Resource Corp.)
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2011 and 2010
(amounts in Canadian dollars, except share/option/warrant data)

Reconciliation of Consolidated Statement of Cash Flows for the year ended December 31, 2010

Canadian GAAP accounts	Canadian GAAP balances	IFRS adjustments	IFRS adjustments	IFRS balances	IFRS accounts
	$	$	$	$
Cash flows used in operating activities					Cash flows from operating activities
Net loss for the year	(1,560,410)	(10,155,376)	-	(11,715,786)	Net loss
Items not affecting cash					Adjustments for:
Share-based compensation	1,978,199	686,654	-	2,664,853	Share-based compensation costs
Amortization	39,935	-	-	39,935	Depreciation
	-	-	(62,329)	(62,329)	Finance income
Income tax recovery	(3,013,537)	2,377,173	-	(636,364)	Income tax recovery
Amortization of prepaid expenses and other non-cash items	476,810	-	-	476,810	Amortization of prepaid expenses and other non-cash items

	-	-	62,329	62,329	Interest income received
Net change in working capital items:					Changes in operating assets and liabilities:
Receivables	(498,412)	-	-	(498,412)	Receivables
Prepaids	(1,119,805)	-		(1,133,536)	Prepaid expenses and other current assets
Accounts payable and accrued liabilities	69,340	547,648	-	630,719	Payables and accrued liabilities
Due to related parties	22,845	-	-	22,845	Due to related parties
Cash used in operating activities	(3,605,035)	(6,543,901)	-	(10,148,936)	Net cash used in operating activities

Cash flows from investing activities					Cash flows from investing activities
Resource property costs	(6,543,901)	6,543,901	-	-
Acquisition of equipment	(344,225)	-	-	(344,225)	Purchases of property, plant and equipment
Acquisition costs for 0860132 BC Ltd.	(106,480)	-	-	(106,480)	Acquisition costs for 0860132 BC Ltd.
Cash used in investing activities	(6,994,606)	6,543,901	-	(450,705)	Net cash used in investing activities

Cash flows from financing activities					Cash flows from financing activities
Proceeds from private placement issuances of common shares, net of cash transaction costs	28,202,400	-	-	28,202,400	Proceeds from private placement issuances of common shares, net of cash transaction costs
Proceeds from the issuance of flow-through shares, net of transaction costs	4,716,381	-	-	4,716,381	Proceeds from the issuance of flow-through shares, net of transaction costs
Proceeds from the exercise of warrants	492,000	-	-	492,000	Proceeds from the exercise of warrants
Proceeds from the exercise of stock options	60,000	-	-	60,000	Proceeds from the exercise of stock options
Cash provided by financing activities	33,470,781	-	-	33,470,781	Net cash provided by financing activities
Increase in cash and cash equivalents	22,871,140	-	-	22,871,140	Net change in cash and cash equivalents
Cash and cash equivalents, beginning of the year	1,504,920	-	-	1,504,920	Cash and cash equivalents at the beginning of the year
Cash and cash equivalents, end of the year	24,376,060	-	-	24,376,060	Cash and cash equivalents at the end of the year

(38)

Alderon Iron Ore Corp. Inc. (formerly Alderon Resource Corp.)
Notes to  Consolidated Financial Statements
As of and for the years ended December 31, 2011 and 2010
(amounts in Canadian dollars, except share/option/warrant data)

21           Reclassifications of comparative figures

To conform to the presentation adopted in the current year, and independent of any IFRS reclassifications presented in note 20, certain amounts from prior periods have been reclassified.

22           Subsequent events

On January 13, 2012, the Company completed a private placement with Liberty Metals & Mining Holdings, LLC (“Liberty”), a subsidiary of Liberty Mutual Group, pursuant to a subscription agreement that resulted in the issuance of 14,981,273 of the Company’s common shares in exchange for aggregate gross proceeds of $39,999,999, less cash transaction costs of approximately $2,626,000. The purchase price of $2.67 per share was based on the volume weighted average price of Alderon’s shares on the Toronto Stock Exchange for the twenty trading days ended January 11, 2012. Pursuant to the terms of the related subscription agreement, Liberty has nominated one of its representatives to be appointed to Alderon’s Board of Directors.  Liberty also has a pre-emptive right to participate in any future equity financings of Alderon, and in the event that Liberty desires to sell any of the aforementioned purchased shares, Alderon will hold the right to identify a purchaser or purchasers to whom those shares shall be sold.

In January 2012, the Company entered into a $600,000 letter of credit agreement in favour of a supplier with respect to the Company’s winter drilling program at the Kami Property.  The amount of the letter of credit is payable to the supplier in the event that the Company fails to perform any of its obligations under the related contractual arrangement and will expire in May 2012.

On March 9, 2012, the Company’s common shares commenced trading on the NYSE Amex under the symbol “AXX”.

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